EXHIBIT 99.1
EZCORP ANNOUNCES YEAREND RESULTS AND THREE-FOR-ONE STOCK SPLIT
AUSTIN, Texas (November 9, 2006) — EZCORP, Inc. (Nasdaq: EZPW) announced today results for its fiscal fourth quarter and 2006 fiscal year, which ended September 30, 2006.
For the quarter ended September, net income increased to $9,168,000 ($0.64 per share) from $3,705,000 ($0.27 per share) for the 2005 fiscal fourth quarter. Total revenues for the quarter increased 19% to $87,355,000 compared to $73,183,000 for the prior year period.
For the twelve month period ended September, net income increased 98% to $29,259,000 ($2.08 per share) from $14,752,000 ($1.09 per share) for fiscal 2005. Total revenues for the fiscal year increased 24% to $315,852,000 from $254,159,000 for fiscal 2005.
The results for the current period include a net benefit of approximately $0.04 per share from three non-recurring items. The prior year results include an unfavorable impact of approximately $0.04 per share due to losses associated with hurricanes Katrina and Rita and expenses directly related to the Company’s conversion of 181 Texas EZMONEY locations to a credit services organization.
Commenting on these results, President and Chief Executive Officer, Joe Rotunda, stated, “We are pleased and excited with the strong results we have delivered for the quarter and year. The fourth quarter was our seventeenth consecutive quarter of year-over-year earnings growth. Increases in our signature loan contribution, or signature loan fees less bad debt and direct transaction expense, led the improvement with growth of 95% or $7.7 million. Our pawn operation also made a significant contribution with pawn net revenues up $5.4 million or 17%.”
Rotunda continued, “I am pleased to announce that we opened forty-six EZMONEY locations during the fourth quarter, making this fiscal year the third consecutive year of opening more than 100 stores. In addition, we just opened our first pawn store in Mexico and plan to have two more open before the end of January.”
Rotunda concluded, “Looking forward to fiscal 2007, we expect to generate earnings per share in the range of $2.40 to $2.45. For our first fiscal 2007 quarter, we expect to generate earnings per share of $0.58 to $0.60. In fiscal 2007, we plan to continue expansion of our store base by opening approximately 100 new EZMONEY stores and several additional Mexico locations.”
On November 3, 2006, the Company’s Board of Directors declared a three-for-one stock split of its two classes of common stock to shareholders of record as of the close of business on November 27, 2006. Shares resulting from the stock split are expected to be distributed on or about December 11, 2006. All share and per share figures disclosed in this announcement are presented before the stock split.
EZCORP is primarily a lender or provider of credit services to individuals who do not have cash resources or access to credit to meet their short-term cash needs. In 280 EZPAWN locations open on September 30, 2006, the Company offers non-recourse loans collateralized by tangible personal property, commonly known as pawn loans. At these locations, the Company also sells merchandise, primarily collateral forfeited from its pawn lending operations, to consumers looking for good value. In 334 EZMONEY locations open on September 30, 2006 and 82 EZPAWN locations, the Company offers short-term non-collateralized loans, often referred to as payday loans, or fee based credit services to customers seeking loans.
This announcement contains certain forward-looking statements regarding the Company’s expected performance for future periods including, but not limited to, new unit growth and expected future earnings. Actual results for these periods may materially differ from these statements. Such forward-looking statements involve risks and uncertainties such as changing market conditions in the overall economy and the industry, consumer demand for the Company’s services and merchandise, changes in regulatory environment, and other factors periodically discussed in the Company’s annual, quarterly and other reports filed with the Securities and Exchange Commission. You are invited to listen to a conference call discussing these results on November 9, 2006 at 3:30pm Central Time. The conference call can be accessed over the Internet (or replayed at your convenience) at the following address.
http://www.videonewswire.com/event.asp?id=36178
For additional information, contact Dan Tonissen at (512) 314-2289.

EZCORP, Inc.
Highlights of Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

		Three Months Ended September 30,
		2006	2005

1	Revenues:
2	Merchandise sales	$30,022	$27,538
3	Jewelry scrapping sales	16,804	13,295
4	Pawn service charges	18,337	16,201
5	Payday loan service charges	1,787	2,605
6	Credit service fees	20,104	13,246
7	Other	301	298

8	Total revenues	87,355	73,183
9	Cost of goods sold:
10	Cost of merchandise sales	18,044	16,162
11	Cost of jewelry scrapping sales	11,133	10,281

12	Total cost of goods sold	29,177	26,443

13	Net revenues	58,178	46,740
14
15	Operations expense	29,487	25,492
16	Payday loan bad debt and direct transaction expenses	768	1,291
17	Credit service bad debt and direct transaction expenses	5,223	6,395
18	Administrative expense	7,402	5,898
19	Depreciation and amortization	2,208	2,088

20	Operating income	13,090	5,576
21
22	Interest expense (income), net	(192)	359
23	Equity in net income of unconsolidated affiliate	(688)	(572)
24	Loss on sale/disposal of assets	55	—

25	Income before income taxes	13,915	5,789
26	Income tax expense	4,747	2,084

27	Net income	$9,168	$3,705

28

29	Net income per share, diluted	$0.64	$0.27

30
31	Weighted average shares, diluted	14,303	13,740

EZCORP, Inc.
Highlights of Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

		Year Ended September 30,
		2006	2005

1	Revenues:
2	Merchandise sales	$134,326	$118,951
3	Jewelry scrapping sales	43,098	29,459
4	Pawn service charges	65,325	62,274
5	Payday loan service charges	5,389	28,954
6	Credit service fees	66,451	13,246
7	Other	1,263	1,275

8	Total revenues	315,852	254,159
9	Cost of goods sold:
10	Cost of merchandise sales	78,459	68,680
11	Cost of jewelry scrapping sales	28,414	21,998

12	Total cost of goods sold	106,873	90,678

13	Net revenues	208,979	163,481
14
15	Operations expense	111,110	95,876
16	Payday loan bad debt and direct transaction expenses	2,525	7,808
17	Credit service bad debt and direct transaction expenses	16,000	6,395
18	Administrative expense	27,749	23,067
19	Depreciation and amortization	8,610	8,104

20	Operating income	42,985	22,231
21
22	Interest expense (income), net	(79)	1,275
23	Equity in net income of unconsolidated affiliate	(2,433)	(2,173)
24	(Gain) loss on sale/disposal of assets	(7)	79

25	Income before income taxes	45,504	23,050
26	Income tax expense	16,245	8,298

27	Net income	$29,259	$14,752

28

29	Net income per share, diluted	$2.08	$1.09

30
31	Weighted average shares, diluted	14,088	13,574

EZCORP, Inc.
Highlights of Consolidated Balance Sheets (Unaudited)
(in thousands, except per share data and store counts)

		As of September 30,
		2006	2005

1	Assets:
2	Current assets:
3	Cash and cash equivalents	$29,939	$4,168
4	Pawn loans	50,304	52,864
5	Payday loans, net	2,443	1,634
6	Pawn service charges receivable, net	8,234	9,492
7	Payday loan service charges receivable, net	426	272
8	Credit service fees receivable, net	3,954	3,007
9	Inventory, net	35,616	30,293
10	Deferred tax asset	7,150	10,534
11	Federal income taxes receivable	35	—
12	Prepaid expenses and other assets	3,907	1,998

13	Total current assets	142,008	114,262
14	Investment in unconsolidated affiliate	18,920	17,348
15	Property and equipment, net	29,447	26,964
16	Deferred tax asset, non-current	3,749	4,012
17	Other assets, net	3,379	2,862

18	Total assets	$197,503	$165,448

19	Liabilities and stockholders’ equity:
20	Current liabilities:
21	Accounts payable and other accrued expenses	$22,579	$18,988
22	Customer layaway deposits	1,890	1,672
23	Federal income taxes payable	—	648

24	Total current liabilities	24,469	21,308
25
26	Long-term debt	—	7,000
27	Deferred gains and other long-term liabilities	3,249	3,597

28	Total long-term liabilities	3,249	10,597
29	Total stockholders’ equity	169,785	133,543

30	Total liabilities and stockholders’ equity	$197,503	$165,448

31
32	Pawn loan balance per ending pawn store	$180	$189
33	Inventory per ending pawn store	$127	$108
34	Book value per share	$12.58	$10.39
35	Tangible book value per share	$12.37	$10.21
36	Pawn store count — end of period	280	280
37	Mono-line payday loan store count — end of period	334	234
38	Shares outstanding — end of period	13,495	12,859